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                                                                    EXHIBIT 23.3



                              ACCOUNTANTS' CONSENT



We consent to the inclusion and the incorporation by reference in the registration statement on Form S-3 (No. 333-02731) of BJ Services Company of our report dated February 8, 1996, relating to the consolidated balance sheets of Nowsco Well Service Ltd. and subsidiaries as of December 31, 1995, 1994 and 1993, and the related consolidated statements of operations, retained earnings, and changes in cash position for each of the years in the three-year period ended December 31, 1995, which report is included in the December 31, 1995 annual report on Form 20-F of Nowsco Well Service Ltd.



KPMG Peat Marwick Thorne



Calgary, Canada


June 12, 1996